Exhibit 99.1

SONIC AUTOMOTIVE, INC. REPORTS 27% INCREASE IN EARNINGS PER SHARE

FROM CONTINUING OPERATIONS DRIVEN BY RECORD REVENUE FOR THIRD QUARTER

CHARLOTTE, N.C. – October 25, 2005 – Sonic Automotive, Inc. (NYSE: SAH), a leader in automotive retailing, today reported that its 2005 third quarter earnings from continuing operations were $28.5 million, or $0.65 per diluted share, compared to $21.9 million, or $0.51 per diluted share, in the prior year period.

“We demonstrated strong growth across all of our lines of business this quarter. This strong growth, along with our continued focus on margin and cost improvements, resulted in a 27% increase in earnings per share from continuing operations, including charges of $0.07 to $0.09 per diluted share in both periods related to hurricane disruption and other less significant charges. Given the uncertainty surrounding the impact the manufacturer incentive programs have had on normal sales seasonality, we are maintaining our current target for earnings per share from continuing operations of $2.25 to $2.35 for the full year 2005. This estimate is based on an expected level of annual new vehicle industry sales of 16.9 million units,” said Chairman and Chief Executive Officer O. Bruton Smith.

Revenue increased $182 million to a record $2.1 billion or 9.5% above the prior year quarter. On a same store basis, revenue increased 6.0% from the same quarter last year.

Jeffrey C. Rachor, President and Chief Operating Officer stated, “We experienced strong same store results this quarter even after considering the disruption caused in our Houston and Beaumont, Texas platforms as a result of Hurricane Rita during the last half of September. In addition to our overall revenue growth, we were pleased with the 3.8% same store revenue growth and 60 basis point margin expansion in our fixed operations business which helped maintain our gross margin and profitability in a very competitive new vehicle environment. In addition, as a result of continued emphasis on key initiatives, gross margins in our used car business improved 70 basis points to 10.8% for the quarter compared to the same period last year.”

Mr. Rachor continued, “Our expense reduction initiatives continue to bring value as demonstrated by the 320 basis point decline in our SG&A expenses as a percentage of gross profit compared to the same quarter last year. We remain on target to achieve our goal of a 78% ratio for the full year.”

Debt-to-total capital, net of cash, at September 30, 2005 was 45.1%. At the end of the quarter, the company had approximately $229.0 million available under its revolving credit facility. The company has approximately $27.9 million in authorization available for future stock repurchases.

About Sonic Automotive

Sonic Automotive, Inc., a Fortune 300 company based in Charlotte, N.C., is one of the largest automotive retailers in the United States operating 177 franchises and 38 collision repair centers. Sonic can be reached on the Web at www.sonicautomotive.com.

Included herein are forward-looking statements, including statements pertaining to anticipated earnings per share from continuing operations, SG&A expense levels and new vehicle industry sales levels. There are many factors that affect management’s views about future events and trends of the company’s business. These factors involve risk and uncertainties that could cause actual results or trends to differ materially from management’s view, including without limitation, economic conditions, risks associated with acquisitions and the risk factors described in Exhibit 99.1 to the company’s quarterly report on Form 10-Q for the quarter ended June 30, 2005. The company does not undertake any obligation to update forward-looking information.

Sonic Automotive, Inc.

Results of Operations (unaudited)

(in thousands, except per share, unit data and percentage amounts)

	Three Months Ended		Nine Months Ended
	9/30/2005	9/30/2004	9/30/2005	9/30/2004
Revenues
Retail new vehicles	$1,213,082	$1,092,059	$3,366,536	$3,014,278
Fleet vehicles	75,002	73,535	250,794	225,986

Total new vehicles	1,288,084	1,165,594	3,617,330	3,240,264
Used vehicles	324,841	299,219	933,543	854,041
Wholesale vehicles	142,033	133,451	408,627	363,477

Total vehicles	1,754,958	1,598,264	4,959,500	4,457,782
Parts, service and collision repair	279,702	257,125	813,366	736,543
Finance, insurance and other	52,834	50,316	148,378	138,739

Total revenues	2,087,494	1,905,705	5,921,244	5,333,064
Total gross profit	315,315	285,698	903,774	820,822
SG&A expenses	242,669	229,189	704,600	642,670
Depreciation	4,822	3,942	13,086	11,468

Operating income	67,824	52,567	186,088	166,684
Interest expense, floor plan	9,651	6,244	28,465	18,150
Interest expense, other	11,994	11,335	34,445	31,277
Other income (expense)	(8)	66	22	62

Income from continuing operations before taxes	46,171	35,054	123,200	117,319
Income taxes	17,683	13,152	46,569	43,223

Income from continuing operations	28,488	21,902	76,631	74,096
Discontinued operations:
Loss from operations and the sale of discontinued franchises	(2,738)	(4,175)	(9,181)	(4,208)
Income tax benefit	1,054	1,554	3,470	1,570

Loss from discontinued operations	(1,684)	(2,621)	(5,711)	(2,638)

Net income	$26,804	$19,281	$70,920	$71,458

Diluted:
Weighted average common shares outstanding	45,671	44,940	45,518	45,215
Earnings per share from continuing operations	$0.65	$0.51	$1.76	$1.71
Loss per share from discontinued operations	$(0.04)	$(0.06)	$(0.13)	$(0.05)

Earnings per share	$0.61	$0.45	$1.63	$1.66

Gross Margin Data:
Retail new vehicles	7.3%	7.3%	7.4%	7.6%
Fleet vehicles	3.0%	2.4%	2.9%	2.8%
Total new vehicles	7.0%	7.0%	7.1%	7.2%
Used vehicles retail	10.8%	10.1%	10.7%	10.6%
Total vehicles retail	7.8%	7.6%	7.9%	7.9%
Parts, service and collision repair	49.4%	48.8%	49.0%	48.8%
Finance and insurance	100.0%	100.0%	100.0%	100.0%
Overall gross margin	15.1%	15.0%	15.3%	15.4%

SG&A Expenses:
Personnel	141,582	130,146	410,937	375,816
Advertising	16,803	16,033	48,840	44,517
Facility rent	23,198	20,113	67,907	57,734
Other	61,086	62,897	176,916	164,603

Total	242,669	229,189	704,600	642,670

Unit Data:
New retail units	39,825	36,336	109,460	100,544
Fleet units	3,924	3,099	10,036	9,962

Total new units	43,749	39,435	119,496	110,506
Used units	18,239	16,965	52,003	49,151

Total units retailed	61,988	56,400	171,499	159,657
Wholesale units	16,644	15,627	46,664	43,517
Average price per unit:
New retail vehicles	30,460	30,054	30,756	29,980
Fleet vehicles	19,114	23,729	24,989	22,685
Total new vehicles	29,443	29,557	30,272	29,322
Used vehicles	17,810	17,637	17,952	17,376
Wholesale vehicles	8,534	8,540	8,757	8,353

Other Data:
Floorplan assistance (continuing operations)	$9,925	$9,348	$29,038	$27,429
Same store revenue percentage changes:
New retail	7.0%		6.2%
Fleet	2.0%		11.7%
Total new	6.6%		6.6%
Used	5.9%		4.1%
Parts, service and collision repair	3.8%		3.5%
Finance, insurance and other	3.5%		4.0%
Total	6.0%		5.8%

Condensed Consolidated Balance Sheet Data

	9/30/2005	12/31/2004
ASSETS
Current Assets:
Cash	$6,453	$9,991
Receivables, net	299,992	357,403
Inventories	894,701	1,024,342
Assets held for sale	91,501	98,530
Other current assets	116,970	101,277

Total current assets	1,409,617	1,591,543
Property and Equipment, Net	143,066	134,490
Goodwill, Net	1,095,444	1,056,924
Other Intangibles, Net	89,266	84,777
Other Assets	43,555	33,877

TOTAL ASSETS	$2,780,948	$2,901,611

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Notes payable - floor plan	$793,590	$984,549
Trade accounts payable	77,468	88,616
Accrued interest	12,465	15,421
Other accrued liabilities	186,981	175,510
Liabilities held for sale	59,622	66,309
Current maturities of long-term debt	2,872	2,970

Total current liabilities	1,132,998	1,333,375
LONG-TERM DEBT	686,862	668,826
OTHER LONG-TERM LIABILITIES	28,705	28,888
DEFERRED INCOME TAXES	101,530	100,835
STOCKHOLDERS’ EQUITY
Class A common stock	402	397
Class B common stock	121	121
Paid-in capital	449,477	441,503
Retained earnings	526,456	470,663
Accumulated other comprehensive loss	(122)	(1,228)
Deferred compensation related to restricted stock	(2,185)	(3,408)
Treasury stock, at cost	(143,296)	(138,361)

Total stockholders’ equity	830,853	769,687

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$2,780,948	$2,901,611

Balance Sheet Data:
Current Ratio	1.24	1.19
Debt to Total Capital, Net of Cash	45.1%	46.2%
LTM Return on Stockholders’ Equity	10.8%	11.7%